Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement of Pepco Holdings, Inc. pertaining to the Pepco Holdings, Inc. Retirement Savings Plan of our report dated June 28, 2012, with respect to the financial statements and schedules of the Pepco Holdings, Inc. Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Mitchell & Titus, LLP
Washington, DC
June 13, 2013